Exhibit 99.1

Talmer Bancorp, Inc. Announces Closing of Secondary Common Stock Offering and Share Repurchase

TROY, Mich., August 31, 2015 /PRNewswire/ — Talmer Bancorp, Inc. (“Talmer”) (Nasdaq: TLMR) announced today the closing of the previously announced secondary offering by which funds affiliated with WL Ross & Co. LLC (the “WL Ross Funds”) agreed to sell 9,664,579 shares of their Talmer Class A common stock in an underwritten public offering.  The WL Ross Funds received all of the net proceeds from the offering.

Talmer repurchased 5,077,000 shares in the offering.  The shares were repurchased at a price of $14.77 per share, for an aggregate purchase price of $74,987,290.

Keefe, Bruyette & Woods, Inc., A Stifel Company, acted as the sole underwriter for the offering and reoffered 4,587,579 shares to the public at $14.95 per share.

The WL Ross Funds fully divested their ownership in Talmer’s common stock in the offering and Denny Kim, the director representative for the WL Ross Funds, resigned from the board of directors of Talmer and Talmer Bank and Trust effective August 31, 2015.

“We believe we are well positioned to continue to capitalize upon growth opportunities in our markets,” said David Provost, Talmer President and Chief Executive Officer. “We believe completion of the share repurchase will allow us to improve balance sheet efficiency and better leverage our strong capital position in the near term.  We are continuing to make progress on reducing the complexity of our business and driving operating leverage through the combination of quality loan and deposit growth and the realization of synergies from previously completed acquisitions.  Our focus and efforts remain solidly on enhancing franchise value through the execution of prudent growth opportunities in order to drive strong returns for our shareholders.”

Provost continued, “We would also like to take this opportunity to thank WL Ross & Co. for stepping up during a very turbulent time and providing the capital resources to help us save banks and maintain credit availability in our communities. With that support, we were able to grow from under $100 million in total assets in 2010 to more than $6.4 billion at June 30th of this year through a combination of acquisitions and strong organic growth.  In the majority of those acquisitions, Talmer was the sole bidder on banks that had been serving their communities for generations.  Through this process, we believe we have saved hundreds of jobs, helped to reignite communities and always worked hard to be good corporate citizens.  WL Ross & Co. has been a great partner and shareholder in that effort, and their counsel has been invaluable to us as we executed on our plan. We sincerely thank Wilbur Ross for his previous service on our Board and his dedication and confidence in Talmer. We also thank Denny Kim for his contribution and commitment as a board member as well.”

Wilbur L. Ross Jr. added, “We are proud to have recognized that Talmer would quickly create a major regional bank in the Midwest. David Provost, Gary Torgow and their team have executed their business plan flawlessly and we have become close personal friends. We are proud to have been their partners and look forward to their future success. Our sale is due to portfolio considerations.”

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust.  Our subsidiary bank, operating through branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland, and Nevada, offers a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

Forward-Looking Information

Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.  Examples of forward-looking statements include, but are not limited to, our belief that we are well positioned to continue to capitalize on growth opportunities in our markets, statements regarding the impact of the repurchase transaction, including our belief that the share repurchase will allows us to improve balance sheet efficiency and better leverage our strong capital position in the near term, our progress on reducing the complexity of our business and driving operating leverage, and our ability to enhance franchise value through the execution of prudent growth opportunities. These forward-looking statements are subject to risks, uncertainties and other factors, as well as additional risks and uncertainties contained in the “Risk Factors” section and the forward-looking statement disclosure contained in Talmer’s Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date of this press release.  Talmer undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION CONTACT:

Dennis Klaeser, Chief Financial Officer — Talmer Bancorp, Inc., (248) 649-2301

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